NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts
Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Group Announces Leadership Transition
Appoints Jim Williamson Acting Chief Executive Officer
President and CEO Juan C. Andrade Departs Company

HAMILTON, Bermuda -- (BUSINESS WIRE) – January 8, 2025 – Everest Group, Ltd., a global underwriting leader providing best-in-class property, casualty and specialty insurance and reinsurance solutions, today announced that Jim Williamson, Executive Vice President and Group Chief Operating Officer, has been named Acting CEO, and accordingly has joined Everest’s Board of Directors, both with immediate effect.

Juan C. Andrade, who has served as President and CEO since 2020, has stepped down from his role to pursue a new position as CEO of a prominent financial services firm.

“The Board of Directors has great confidence in Jim and is pleased to have appointed him to take the helm at Everest,” said Chairman of the Board Joseph Taranto. “His appointment is consistent with the Board’s succession planning process, and we believe that his deep experience spanning insurance and reinsurance sectors, functional areas and geography will deliver value for stakeholders and position Everest well for the future. Jim will continue to partner with an experienced and talented group of senior colleagues, including CFO Mark Kociancic, to achieve Everest’s long term strategic goals. In addition, we wish Juan well in his new position.”
A 20-year veteran of the insurance industry, Mr. Williamson brings a wealth of experience to his new role. After joining Everest in 2020 as Group COO, he assumed the expanded role as Head of the Company’s Reinsurance Division in May 2021 and was promoted to lead both the Reinsurance and Insurance businesses in March 2024. Over his career – spanning Everest, The Hartford, Chubb and ACE – Mr. Williamson has held senior positions in all aspects of the P&C industry including commercial, specialty and consumer lines of business in the US and internationally.

About Everest

Everest is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.